Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ANPATH GROUP, INC.

Anpath Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of Anpath Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article I so that, as amended, said Article shall be and read as follows:

ARTICLE I: NAME OF CORPORATION

The name of the corporation is Q2Power Technologies, Inc. (the “Corporation”).

SECOND: That the stockholders of said corporation provided their majority consent to said action on May 14, 2015 by a duly enacted Written Consent in Lieu of a Meeting in accordance with the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: that the name change shall be effective upon filing of the Certificate of Amendment with the Delaware Secretary of State or such later date as FINRA shall specify.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of November, 2015.

By: /s/ Christopher Nelson

Christopher Nelson, Chief Executive Officer